Exhibit 99.1

Tronox Announces Repurchase of 14 Million Shares of its Common Stock from Exxaro

STAMFORD, Conn., May 9, 2019 – Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s largest vertically integrated producer of titanium dioxide pigment, today announced the repurchase of 14 million shares of its common stock from Exxaro Resources Limited (“Exxaro”) for an aggregate purchase price of approximately $200 million or $14.32 per share. The purchase price per share represented a five percent discount to the 10-day volume weighted average price as of the day that Exxaro exercised its right to sell the shares, as agreed in the Mineral Sands Transaction Completion Agreement (the “Completion Agreement”) announced in November 2018. Exxaro announced its intention to divest its ownership interest in Tronox in 2017, and it intends to continue the orderly sell down of its ownership in accordance with the terms of the Completion Agreement. Following the transaction, Exxaro will own approximately 14.7 million shares representing 9.9 percent of Tronox’s outstanding equity. Tronox’s ability to buy these shares was enabled by its re-domiciliation from Australia to the United Kingdom on March 27, 2019. The Company funded the share repurchase by using a portion of the approximately $700 million in proceeds it received on May 1, 2019, from the divestiture of Cristal’s North American titanium dioxide business to INEOS Enterprises, a division of INEOS (“INEOS”).

“The repurchase of shares from Exxaro is a value-creating use of a portion of the proceeds from the INEOS transaction and represents an excellent investment,” said Jeffry N. Quinn, chairman and chief executive officer of Tronox. “We are pleased to be able to allocate capital for share repurchases as we embark on integrating Cristal to achieve substantial synergies, thereby creating long-term, sustainable value for our shareholders.”

Due to the share repurchase transaction, Exxaro’s ownership interest in Tronox has fallen below 10 percent and pursuant to the terms of the Exxaro Shareholders Agreement, Mxolisi Mgojo, chairman and chief executive officer of Exxaro, who was Exxaro’s sole remaining nominee on the Tronox Board of Directors, will resign from the Company’s Board with immediate effect. “The entire Board and management has benefited from Mxolisi’s excellent business acumen and judgment, as well as his insights into how to successfully operate in South Africa,” added Quinn. “It has been a privilege to work alongside Mxolisi for so many years.”

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 +1 636.751.4057

Investor Contact: Brennen Arndt
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About Tronox

Tronox Holding plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With nearly 7,000 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit Tronox.com.